SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☒	Soliciting Material Pursuant to Section 240.14a-12

Aspect Communications Corporation

(Name of Registrant as Specified In Its Charter)

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Notes:

     On July 12, 2005, Aspect Communications Corporation (the “Company”) posted to the Company intranet the following employee Question and Answer documents accessible through a hyperlinked cover page consisting of an index, an explanation of the index and the following legends:

Aspect will file a proxy statement and other documents regarding the proposed transaction described in this document with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASPECT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Aspect seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Aspect with the SEC at the SEC’s Web site at www.sec.gov. In addition to the proxy statement, Aspect files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Aspect free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and directly from Aspect by directing a request to Aspect Investor Relations at 408-325-2200.

Aspect’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the Aspect shareholders in connection with the proposed transaction. Information about Aspect’s directors and officers can be found in Aspect’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.

QUESTIONS & ANSWERS
Staffing

Last Updated: 7.11.05

Will employees be laid off as a result of the merger?

As is the case with most mergers, we anticipate that there will be duplication of certain positions between the two companies and as such there will be a reduction in the overall number of people between Aspect and Concerto. Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements, ensuring a fair process, and making it a smooth transition for employees of both companies.

How many people will be let go right away? NEW — 7.11.05

While some layoffs are expected, we do not anticipate any immediate layoffs as a result of the merger announcement and most reductions will not take place until we receive final approval for the pending transaction.

Will there be changes in either company’s management? Who will lead the new company?

The intention is that the new executive team will include individuals from both Aspect and Concerto, ensuring the company remains true to the vision guiding both companies and a smoother overall transition. It is known that Jim Foy, Concerto’s current President and Chief Executive Officer, will continue in this role for the combined company. Gary Barnett is expected to become a member of the Executive Management Team. As more decisions are made regarding executive assignments, they will be communicated.

How will staffing at various levels throughout the company be determined?

Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements. The integration planning process will be conducted by people from both companies, ensuring a fair process and making it a smooth transition for employees of both companies.

What will happen to overlapping positions? To my manager?

It is too early to say what specific staffing changes will occur. We’ll keep you updated about any staffing changes that affect you. For now, it’s business as usual.

When will I know if I have a job with the new company?

Our goal is to have all organizational decisions completed at or shortly after the closing of the transaction, currently anticipated for Fall 2005, and as early as September.

QUESTIONS & ANSWERS
Company — Office Information

Last Updated: 7.11.05

Where is Concerto located? NEW — 7.11.05

Concerto has offices all over the world, operating in 46 countries. You can access a list of Concerto’s office locations at Concerto’s website.

Where will we be headquartered? NEW — 7.11.05

The combined company will be headquartered in Massachusetts.

Will offices be merged? NEW — 7.11.05

No decisions have been made regarding merging offices; however, where Aspect and Concerto both have presence in similar locations, it is likely that some office space consolidation will take place to gain greater efficiencies.

QUESTIONS & ANSWERS
Company — General Information

Last Updated: 7.11.05

Why is this good for our company?

The combined company will be the largest company solely focused on contact center products and services. It will be the leader in providing solutions offering workforce management and outbound dialing functionality; it will have leading positions in unified contact center software, multi-channel automatic call distributors (ACD), performance analytics and virtual contact centers. The combined company, with its greater resources and scale, will be better able to deliver integrated solutions to customers and to compete with smaller and larger companies in our consolidating markets.

When will the merger be completed? How long will it take?

Now that the two companies have announced a definitive agreement, the transaction must receive regulatory and other approvals, including approval of Aspect’s shareholders. The transaction is expected to close in Fall 2005, as early as September 2005.

Will Aspect’s stock continue to be actively traded on Nasdaq? NEW — 7.11.05

Yes. Aspect’s stock will continue to be traded on Nasdaq until the merger is completed.

It sounds as if Concerto purchased Aspect. Is this a merger or an acquisition? NEW — 7.11.05

Concerto has agreed, subject to the conditions in the Merger Agreement, to purchase all of the outstanding shares of Aspect resulting in Aspect becoming privately held. However, both Aspect and Concerto believe that this transaction is in the best interest of both companies and that the end result will be a unique entity. Designated teams from each of Aspect and Concerto will work closely together during the integration planning process to ensure a smooth and effective transition, retaining the best talent from both organizations that fits the new organizational requirements.

Who will be leading the new company, Aspect or Concerto? NEW — 7.11.05

The combined company will be headed by Jim Foy, the President and CEO of Concerto. Gary Barnett is expected to be a member of the Executive Management Team. As we go through integration planning, the members of the combined executive team will be finalized. We will communicate the entire executive team as those decisions are made.

What will be the name of the combined company? NEW — 7.11.05

At this point we have not decided on a name for the combined company. We will be conducting thorough research on the final company name in an effort to maximize brand recognition in a cluttered technology market.

What can employees expect in the interim between the signing of the Merger Agreement and the completion of the merger?

In this interim time period, both companies shall continue to operate as stand-alone entities and the management of both companies shall work together to develop the integration plan in anticipation of the pending successful merger into one company. We will keep all employees informed as approvals are obtained and the timing of the closing becomes more certain.

What should I be doing during the transition?

It will be business as usual until the close of the transaction. Both companies will operate as independent and separate entities during this period and you should conduct your work as usual. We are asking Aspect employees to maintain their current activities, focus, commitment, and energy level throughout the transition and (eventually) integration. No integration plans can be implemented during the transition period. Please speak with your manager if you have any questions or concerns about your current activities during the transition period.

I was unable to call into the all employee meeting. Is there a recording? NEW — 7.11.05

The all employee meeting was not recorded. The slide presentation will be posted to AspectNet.

QUESTIONS & ANSWERS
Customers/Partners/Sales

Last Updated: 7.11.05

Will commission plans for Sales be redesigned as a result of the merger? NEW — 7.11.05

Sales employees will remain on the Aspect sales commission plan at least through the completion of the transaction. At this time, it is not known if the plan will change when the merger is finalized.

Will we still have President’s Club? NEW — 7.11.05

Aspect and Concerto both have President’s Club events. We will still have President’s Club, although the place where the event will be held is not yet determined.

What does this do to the partnership with SER? Specifically, what will happen to impending installations of SER products? NEW — 7.11.05

Installations and sales should continue business as usual until the transaction is completed. We sell SER as an Aspect product (OEM arrangement). We will continue to keep our contractual commitments.

What will happen with Aspect’s partners? Will contracts be voided, eliminated, or renewed with the new company? NEW — 7.11.05

Aspect’s and Concerto’s partner relationships will be assessed during the integration planning to ensure that partners to both companies are strategically aligned.

Who are Concerto’s partners and resellers? NEW — 7.11.05

We are unable to provide this information until the merger is closed due to legal requirements that govern sales activities during the integration planning period.

QUESTIONS & ANSWERS
Human Resources — Benefits

Last Updated: 7.11.05

What will happen to my benefits? UPDATED — 7.11.05

You will remain on Aspect’s benefits until the merger is closed. Part of the integration planning will include an assessment of Concerto’s and Aspect’s benefits and a determination of the benefits plans for employees of the combined company.

Will I still be able to cover my domestic partner? NEW — 7.11.05

The benefits package for the combined company has not yet been determined. We will let you know once we have a complete understanding of the benefits package.

What will happen to my vacation time? NEW — 7.11.05

You will continue to accrue FTO at your current rate until the merger closes. At this time, the FTO plan for the combined company is unknown. We will keep you informed as more information becomes available.

What will happen to Aspect’s 401(k) plan? NEW — 7.11.05

Employees will remain eligible to participate in Aspect’s 401(k) plan until the merger closes. It is unknown at this time if the Aspect 401(k) plan will continue after the merger closes. We will provide you with additional details as they become available.

What will happen to my 401(k) loan? NEW — 7.11.05

Details of the impact to 401(k) loans will be communicated as soon as the information is available.

QUESTIONS & ANSWERS
Human Resources — General Information

Last Updated: 7.11.05

Will all recruitment now cease? NEW — 7.11.05

Consistent with carefully matching our expenses with our revenues, we will be reviewing all open requisitions and pending offers carefully.

Will employees have to relocate?

It is too early to say what will happen to individual employees. Aspect and Concerto have developed a particularly keen acumen for operating with distributed and virtual workforces. We’ll communicate this information as it becomes available.

What will happen to Aspect’s Sons and Daughters scholarship program? NEW — 7.11.05

At this time, we do not have an answer to the impact to the scholarship program. As soon as we have a definitive answer, we will let you know.

How do you plan to raise morale if people lose identity within the combined company? NEW - 7.11.05

One of the key goals of the integration planning will be to develop well thought out plans to ensure a smooth and seamless integration including building a new culture and identity for the combined company. The existing Concerto and Aspect cultures are more similar than different and both companies have been pursuing similar visions and goals. We expect that these similarities will make the combination of people, process, and technologies easier.

QUESTIONS & ANSWERS
Human Resources — Stock

Last Updated: 7.11.05

What will happen to my stock options? NEW — 7.11.05

Prior to the closing of the merger (the “Closing Date”), you can exercise your vested stock options in accordance with their terms, subject to the normal blackout restrictions. Immediately prior to the Closing Date, all outstanding unvested options will be accelerated and become vested and exercisable in full. For example, if you have an option grant of 1,000 options and 250 of those options are vested under the vesting schedule set forth in your option agreement, the remaining 750 options will become vested immediately prior the Closing Date. All outstanding unexercised options with an exercise price that is less than $11.60 will then be cashed out at $11.60 per share less the exercise price (and applicable tax withholdings). For example, if you have 100 stock options at $5.50 per share, you will be cashed out at $6.10 per share ($11.60 less $5.50) for a total payment of $610.00 less applicable tax withholdings.

Does the option acceleration include all options granted in 2005? NEW — 7.11.05

Yes. Immediately prior to the Closing Date, all outstanding options will be accelerated, including those granted in 2005.

What if my options are priced at $11.60 or higher? NEW — 7.11.05

Because the exercise price is greater than the $11.60 stock purchase price being paid by Concerto, these options will not receive a cash payout. When the merger is closed, the options that are priced at $11.60 or higher will be cancelled.

Will I be able to exercise my options prior to the close of the deal? NEW — 7.11.05

Yes. Prior to the close of the merger, you will still be able to exercise your vested options using your E*TRADE account if you are not under the corporate trading restrictions. Please note that this does not apply to unvested options that would be accelerated as a result of the closure of the merger because the acceleration does not happen until immediately prior to the close of the merger.

Will all vested (including accelerated) options automatically be cashed out when the deal is closed or will employees need to perform the exercise through their E*TRADE account? NEW — 7.11.05

All vested, in-the-money options will automatically be canceled in exchange for a cash payment as described above, but you will need to complete some paperwork in advance to coordinate payment logistics. More information on this administrative process will follow shortly. Please note the administrative process may be different from options vested through the closing date and the accelerated portion.

How will the proceeds from stock options be treated on a tax-basis? NEW — 7.11.05

Tax implications vary by state and country. Please consult with your personal tax advisor to discuss your specific tax situation.

Can the proceeds from stock sales be rolled over into the 401(k) plan tax free? NEW — 7.11.05

Because of specific regulations governing 401(k) plans, you are unable to roll over the proceeds from your stock sales into your 401(k) plan.

What will happen to the money I have contributed to the current ESPP period (February ‘05 — August ‘05)? NEW — 7.11.05

The current ESPP offering period will operate as usual. Unless you choose to withdraw your contributions prior to the purchase of the shares, your contributions will be used to purchase stock at the end of the offering period under the same terms and conditions that apply under the plan today.

Will Aspect still offer the ESPP for the next purchase period (August ‘05 to February ‘06)? NEW - 7.11.05

No. The ESPP will be suspended immediately following the August 15, 2005 offering period. In accordance with the Merger Agreement, no further offering periods will occur under the ESPP while the transaction is pending and, if the merger closes as expected, the ESPP will be terminated at the closing. The February 15, 2005 — August 15, 2005 purchase period is currently expected to be the final purchase period under the ESPP.

Will there be anything to replace the ESPP? NEW — 7.11.05

At this time, Concerto does not offer a similar plan to Aspect’s ESPP due to its private company status.

Is it possible to convert Aspect shares to Concerto shares? NEW — 7.11.05

No. Because Concerto is a privately held company and Concerto is paying cash for Aspect shares, you are unable to convert Aspect shares.

QUESTIONS & ANSWERS
Products

Last Updated: 7.11.05

What will happen with Aspect’s product lines and solutions? What will the product names be?

Some areas of our two companies’ product lines are almost entirely complementary. In cases of overlapping products, the integration planning team will discuss and plan the future of those products. Our first priority, in planning the products, will be to ensure that our customers continue to receive the most cost-effective, elegant long-term solutions and the smoothest path to getting there.

Due to legal restrictions, until the integration planning efforts are substantially complete and the merger is closed, we will not be able to answer questions regarding specific product lines.